EXHIBIT 18

                                 AGREEMENT

        JOINT FILING OF AMENDMENT NO. 1 AND ALL FUTURE AMENDMENTS TO
                               SCHEDULE 13D

         Each of the undersigned hereby agrees to file jointly the statement on Amendment No. 1 to Schedule 13D to which this Agreement is attached, and any amendments to the Schedule 13D (the "Schedule 13D") filed by Shamrock Holdings of California, Inc. on August 4, 2000 with respect to Ordinary Shares of Pacific Dunlop Limited which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

         It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

         It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Amendment No. 1 to the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Date: October 11, 2000

                                    SHAMROCK HOLDINGS OF CALIFORNIA, INC.


                                    By:   /s/ Robert G. Moskowitz
                                          -----------------------------------
                                          Name:  Robert G. Moskowitz
                                          Title: Executive Vice President


                                    TREFOIL INTERNATIONAL III, SPRL


                                    By:   /s/ Eugene I. Krieger
                                          -----------------------------------
                                          Name:  Eugene I. Krieger
                                          Title: Director